Exhibit 99.1

ION ANNOUNCES SALE OF $35 MILLION OF CONVERTIBLE PREFERRED STOCK TO CURRENT INVESTOR UNDER EXISTING AGREEMENT
Houston, Texas (February 22, 2008) — ION Geophysical Corporation (NYSE: IO) announced today that a holder of its preferred stock has exercised its remaining right to purchase $35.0 million of the company’s Series D-3 Cumulative Convertible Preferred Stock, a newly designated series of preferred stock. The shares of Series D-3 Preferred Stock were issued and sold to Fletcher International, Ltd. (“Fletcher International”), an affiliate of the private investment firm Fletcher Asset Management Inc. The shares were issued under Fletcher International’s exercise of its right to purchase additional shares of ION preferred stock under its agreement with ION dated February 15, 2005. Under this agreement, Fletcher International had purchased 30,000 shares of ION’s Series D-1 Cumulative Convertible Preferred Stock in February 2005, which shares remain outstanding, and received the right to purchase up to 40,000 additional shares of other series of preferred stock of ION having similar terms. In December 2007, Fletcher International exercised a portion of its right and purchased $5 million of Series D-2 Preferred Stock. All rights held by Fletcher International to purchase shares of ION preferred stock have been exercised.
     The Series D-3 Preferred Stock is initially convertible into 2,365,168 shares of ION common stock at an initial conversion price of $14.7981 per share of ION common stock. The number of shares of common stock that may be acquired upon conversion and the conversion price per share are subject to adjustment in certain events. The conversion price of $14.7981 was calculated in accordance with a formula in the agreement with Fletcher International, and is equal to 122 percent of the average daily market price of ION common stock for the first three days of a trailing 40-business-day period ending February 12, 2008. On February 20, 2008, the closing market price per share of ION common stock on the New York Stock Exchange was $13.26.
     Under the agreement, the Series D-3 Preferred Stock has a minimum annual dividend rate of 5.0% and a maximum annual dividend rate of LIBOR plus 2.5%. Dividends are payable quarterly in cash or common shares at ION’s option. ION has agreed to file a registration statement with the Securities and Exchange Commission to register resales of the shares of common stock issuable upon conversion of the Series D-3 Preferred Stock.
     This purchase of Series D-3 Preferred Stock by Fletcher International is expected to add approximately $2.4 million of additional, unplanned preferred stock dividends ($0.025 per diluted share) to ION’s 2008 results that were not included in ION’s 2008 earnings guidance provided in December 2007.
     Founded in 1991, SEC-registered investment advisor Fletcher Asset Management has structured and funded more than 50 transactions in promising companies led by solid management teams with responsible business practices. For more information, please visit www.fletcher.com.

     ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
     The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.
Contact
ION (Investor Relations)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
brian.hanson@iongeo.com
ION (Media relations)
Director — Corporate Marketing
Kelly Kline, +1 281.468.5224
kelly.kline@iongeo.com
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